UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______

Form 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2005

PATIENT INFOSYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22319	16-1476509	_
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46 Prince Street, Rochester, New York	14607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 242-7200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS.

ITEM 1.01 Entry into a Material Definitive Agreement.

The Agreement and Plan of Merger (the "Merger Agreement") dated as of September 19, 2005 by and among Patient Infosystems, Inc. ("PATY"), PATY Acquisition Corp. and CCS Consolidated, Inc. ("CCS") was amended on November 22, 2005.  As a result of the amendment, at closing PATY will assume the CCS 2005 Equity Incentive Plan and each option to purchase CCS common stock that remains outstanding as of the closing date shall be converted into and shall become an option to purchase PATY common stock, provided however, in no event shall the number of shares of common stock of PATY issuable thereunder exceed the equivalent of 1,090,095 CCS shares of common stock (as determined using the formula set forth in the Merger Agreement).  The amendment provides that the number of shares of PATY Common Stock to be issued to the holders of securities of CCS at the closing shall be decreased by the number of shares of PATY common stock issuable upon exercise of the assumed options.

The number of shares issuable under the outstanding options being assumed, which are held by members of CCS management who are expected to become executive officers of PATY after the merger, and the exercise prices thereof will be adjusted to reflect the final exchange ratio applicable to CCS common stock in the merger (in accordance with the formula set forth in the Merger Agreement). The vesting schedule for the outstanding options being assumed will accelerate upon the closing of the merger by approximately four months.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description
10.96	Amendment No 1 to the Agreement and Plan of Merger, dated November 22, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATIENT INFOSYSTEMS, INC.

Date: November 29, 2005	By: /s/Kent A. Tapper
Kent A. Tapper
Senior Vice President
Principal accounting officer

EXHIBIT INDEX

Exhibit No.	Description
10.96	Amendment No 1 to the Agreement and Plan of Merger, dated November 22, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.